News Release BOD-22-137 Exhibit 99.1 Contact Information: Jim Burke Media Relations Jim.Burke@L3Harris.com 321-727-9131 L3Harris Elects Goodyear Tire & Rubber Company Finance VP Christina L. Zamarro to Board of Directors MELBOURNE, Fla., July 21, 2022 — L3Harris Technologies (NYSE:LHX) today announced that Christina L. Zamarro, Vice President, Finance and Treasurer at The Goodyear Tire & Rubber Company, has been elected to its Board of Directors. Her addition expands the L3Harris Board to 14 members. “Christina is a strong finance leader with experience in strategy, business operations, mergers and acquisitions, capital markets and international transactions,” said Christopher E. Kubasik, Chair and CEO. “Her professional background and skillsets will be tremendous assets as we continue to expand our global market presence and reposition our company as a Trusted Disruptor within the defense industry.” Zamarro, 50, oversees Goodyear’s global treasury, strategic planning & analysis, risk management and investor relations functions. She is responsible for the company’s capital allocation management, including Goodyear’s global debt and pension asset portfolios. Additionally, Zamarro led the company’s $2.8 billion acquisition and financing of Cooper Tire in 2021. Zamarro joined Goodyear in 2007 and has held key roles in strengthening the company’s financial position, including Assistant Treasurer, Capital Markets and Risk Management, where she was responsible for Goodyear’s global capital markets, creditor relations, risk management and pension asset management. In 2014, she was named Vice President, Investor Relations, and in 2018 added responsibility for Goodyear’s Financial Planning & Analysis function. Prior to Goodyear, she held finance positions at Ford Motor Company.

BOD-22-137 Zamarro earned a bachelor’s degree in economics from Ohio Wesleyan University and a master’s degree in business administration from Vanderbilt University’s Owen Graduate School of Management. “I am excited to join L3Harris’ Board of Directors as the company continues its strategy to rapidly introduce innovative new technologies and to help transform the defense industry both domestically and internationally,” said Zamarro. “I look forward to serving on an already strong Board made up of members with diversified backgrounds and broad industry and functional experience.” Biography High resolution photograph About L3Harris Technologies L3Harris Technologies is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs. The company provides advanced defense and commercial technologies across space, air, land, sea and cyber domains. L3Harris has approximately $17 billion in annual revenue and 47,000 employees, with customers in more than 100 countries. L3Harris.com. # # #